September 20, 2016

Mutual Fund & Variable Insurance Trust 36 N. New York Avenue Huntington, NY 11743

Re: Mutual Fund & Variable Insurance Trust, File Nos. 333-11905 and 811-05010

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 127 to the Registration Statement, File Nos. 333-11905 and 811-05010 (the “Registration Statement”), of Mutual Fund & Variable Insurance Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that the shares of the following series of the Trust:

Designated Series	Designated Classes for each Series

Rational Dividend Capture Fund Class A, Class C, Institutional Class

Rational Risk Managed Emerging Markets Fund Class A, Class C, Institutional Class

Rational Real Strategies Fund Class A, Class C, Institutional Class

Rational Defensive Growth Fund Class A, Class C, Institutional Class

Rational Strategic Allocation Fund Class A, Class C, Institutional Class

Rational Iron Horse Fund Class A, Class C, Institutional Class

Rational Dynamic Momentum Fund Class A, Class C, Institutional Class

Catalyst Dividend Capture VA Fund Class A, Institutional Class

Catalyst Insider Buying VA Fund Class A, Institutional Class

(the “Funds”), if issued in accordance with the then-current Prospectus and Statement of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

We give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 127 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine

THOMPSON HINE LLP

MVW/JMS